UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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RGC RESOURCES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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RGC RESOURCES, INC.
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 1, 2016

NOTICE is hereby given that, pursuant to its Bylaws and call of its Directors, the Annual Meeting of the Shareholders of RGC Resources, Inc. will be held at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia 24016, on Monday, February 1, 2016, at 9:00 a.m., for the purposes of:

1.     Electing three Class A directors.

2.	Ratifying the selection of Brown, Edwards & Company, L.L.P. as the independent registered public accounting firm.

3.	Approving, on an advisory basis, the compensation of our named executive officers.

4.	Acting on such other business as may properly come before the Annual Meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the meeting. Only those shareholders of record as of the close of business on November 25, 2015 shall be entitled to vote at the meeting.

If you plan to attend the meeting, please contact Sherry Shaw at (540) 777-3972 or by emailing Ms. Shaw at Sherry_Shaw@RoanokeGas.com.

By Order of the Board of Directors,
John B. Williamson, III
Chairman

December 16, 2015

YOUR VOTE IS IMPORTANT. Even if you plan to be present at the Annual Meeting, please make sure to vote. You may vote by one of the following methods: (1) on-line at www.proxyvote.com (2) completing, signing and returning the enclosed proxy in the postage paid envelope provided (3) telephonically by calling (800) 690-6903 or (4) in person, even if you have previously sent in your proxy or voted on-line. Please note that the method by which you vote last will be the vote the Company counts. If your shares are held by a broker, bank or nominee, it is important that you provide them your voting instructions.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 1, 2016

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of RGC Resources, Inc. ("we", “Resources” or the "Company") to be held on Monday, February 1, 2016, at 9:00 a.m. at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia 24016 (the “Annual Meeting”).

Record Date and Voting Securities

Notice of the Company's Annual Meeting was mailed on or about December 16, 2015 to all shareholders of record. Only shareholders of record at the close of business on November 25, 2015, the record date, are entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours at the Company’s offices at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, and at the time and place of the meeting.

As of the record date, 4,750,645 common shares were issued and outstanding. Each common share is entitled to one vote. A majority of the common shares outstanding entitled to vote on the record date, or at least 2,375,323 common shares, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Less than a quorum may adjourn the meeting.

Proxies in the form enclosed herewith are solicited by management at the direction of the Company’s Board of Directors.

Voting Procedures

Shareholders of record may vote in person at the Annual Meeting, on-line at www.proxyvote.com, by mailing the proxy card, or by telephone by calling (800) 690-6903. Votes cast at the Annual Meeting will be tabulated by an Inspector of Elections, appointed by the Company. All proxy materials are available on the Company's website at www.rgcresources.com.

If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in "street name." You should have received a voting instruction form with these proxy materials from that organization rather than from the Company. As a beneficial owner, you still have the right to direct your broker or other nominee regarding how to vote the shares in your account by following these voting instructions. If you are a beneficial owner and do not instruct your broker or nominee how to vote your shares, this is considered a "broker non-vote" except that brokers and nominees can use their discretion to vote “uninstructed” shares with respect to Proposal No. 2 regarding the ratification of our independent registered public accounting firm.

Abstentions and broker non-votes are counted as shares present and entitled to vote for the purpose of determining a quorum. Abstentions will be counted towards the vote total for each of Proposals No. 2 and 3 and will have the same effect as “Against” votes.

If you return a signed and dated proxy card without marking voting selections or providing different instructions on the proxy card, your shares will be voted at the meeting FOR the election of the three director nominees listed in Proposal No. 1, FOR the ratification of the appointment of our independent registered public accounting firm in Proposal No. 2, and FOR the advisory approval of executive compensation in Proposal No. 3. With respect to any other business that may properly come before the Annual Meeting and be submitted to a vote of shareholders, proxies will be voted in accordance with the best judgment of the designated proxy holders. We do not know of any matters to be presented at the Annual Meeting other than those described in this proxy statement.

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three nominees receiving the most “For” votes will be elected.

The appointment of our independent registered public accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon vote “For” such proposal.

Proposal No. 3, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present or represented by proxy and entitled to vote.

Revoking a Proxy

A shareholder of record may revoke a proxy at any time before it is actually voted at the Annual Meeting either by signing and submitting a new proxy card with a later date or by attending the Annual Meeting and voting in person. A shareholder of record may also send timely written notice of revocation to Paul Nester, Corporate Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, VA 24030. If you hold shares through a bank or brokerage firm, you should have received a proxy card and voting instructions with these proxy materials, and you must contact the bank or brokerage firm directly to revoke any prior voting instructions.

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PROPOSAL 1:     ELECTION OF DIRECTORS OF RESOURCES

The Company’s Board of Directors consists of nine members and is divided into three classes (A, B, and C) with staggered three-year terms. The current term of office of the Class A directors expires at the Annual Meeting. The terms of Class B and C directors expire in 2017 and 2018, respectively. Each of the Company’s current directors and nominees for election are independent directors, as determined under the Company’s independence standards adopted in accordance with the applicable rules of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market, except John S. D’Orazio and John B. Williamson, III.

There are three nominees for Class A directors: Abney S. Boxley, III, S. Frank Smith, and John B. Williamson, III. The Governance and Nominating Committee and the Board of Directors have selected and endorsed each of these candidates because each brings unique talents and business experience to the Board.

Abney S. Boxley, III is President and CEO of Boxley Materials Company, a manufacturer and distributor of construction materials and aggregate, a position in which he has served for 27 years. He also serves on the board of directors of BNC Bancorp, a publicly held bank, and Carilion Clinic, a local health-care organization. Mr. Boxley has been a director of the Company since 1994. He holds an MBA degree from the University of Virginia Darden School and serves on the boards of numerous community organizations in the Company's service area.

We believe that Mr. Boxley's financial and business background, as well as his knowledge of local construction and economic development opportunities in the Company's service area, make him a valuable member of our Board.

S. Frank Smith is a consultant to Alpha Coal Sales Company, LLC, a division of the largest coal producer in the mid-Atlantic area. Mr. Smith previously served as Vice President - Industrial Sales with Alpha Coal Sales Company, LLC. He has been in the coal marketing and product acquisition business for 40 years. Mr. Smith has been a director of the Company since 1990 and holds a Masters of Arts from Hollins University.

We believe Mr. Smith's in-depth knowledge of the competitive and regulatory landscape of energy markets is helpful to our understanding of the rapidly changing energy industry and its implications on our customer base. This, in addition to his leadership as chair of the Compensation Committee, make him a valuable member of our Board.

John B. Williamson, III currently serves as Chairman of the Board. Mr. Williamson formerly served as the Company's President and Chief Executive Officer and was involved in the executive management of the Company beginning in 1992. Mr. Williamson holds an MBA from the College of William and Mary. Mr. Williamson is a member of the boards of directors of the Bank of Botetourt, Inc., a local bank, where he serves as chairman of its nominating and corporate governance committee, Optical Cable Corporation, a publicly held optical fiber manufacturer, where he serves as the chairman of the audit committee and a member of the nominating and corporate governance committee, Luna Innovations Incorporated, a publicly held technology company, where he serves as chairman of the audit committee and a member of the of the nominating and governance committee, and Corning Natural Gas Holding Corporation, a publicly held natural gas distribution company located in the state of New York, where he serves as chairman of the audit committee and a member of the compensation committee.

We believe that Mr. Williamson's utility industry experience, understanding of the changing natural gas business and in-depth knowledge of the operational, financial and regulatory aspects of the Company provide the management team valuable strategic and operating expertise, and along with his public company board experiences in corporate governance, strategic planning and compliance, make him a valuable member of our Board.

Your Board of Directors recommends a vote “FOR” each of the nominees for Class A Director.

PROPOSAL 2: RATIFICATION OF BROWN, EDWARDS & COMPANY, L.L.P. AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon recommendation and selection by the Audit Committee, the Board of Directors accepted Brown, Edwards & Company, L.L.P. (“Brown Edwards”) as the independent registered public accounting firm to audit the financial statements of the Company for the year ending September 30, 2016. Brown Edwards has served as our independent registered public accounting firm since 2006. The Audit Committee has reappointed Brown Edwards as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending September 30, 2016 and to audit our internal control processes. A representative of Brown Edwards is expected to attend the meeting.

The Company’s Audit Committee is solely responsible for selecting the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016. Although shareholder ratification of the appointment of Brown Edwards is not required by the Company's bylaws, the Board of Directors believes that it is desirable to do so. If the shareholders do not ratify the appointment of Brown Edwards, the Audit Committee will consider whether to engage another independent registered public accounting firm. If the appointment of Brown Edwards is ratified by shareholders, the Audit Committee may change the appointment at any time if it determines a change would be in the best interest of the Company and its shareholders.

Your Board of Directors recommends a vote “FOR” the ratification of Brown, Edwards & Company, L.L.P.

PROPOSAL 3: NON-BINDING SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, our shareholders voted to have an annual review of executive compensation. We believe that our executive compensation program is competitive within the industry and strongly aligned with the long-term interests of our shareholders. This program has been designed to promote a performance-based culture and ensure a philosophy of long-term value creation by aligning the interests of the executive officers with those of our shareholders by linking a meaningful portion of their compensation to the Company’s performance. The program is also designed to meet short-term objectives and to attract and retain highly-talented executive officers who are critical to the successful execution of the Company’s strategic business plan.

We also believe that both the Company and shareholders benefit from constructive and consistent dialogue. The proposal set forth above is intended to give you the opportunity to endorse or not endorse the compensation we paid to our named executive officers for fiscal 2015.

The Compensation Committee has overseen the development of the executive compensation program, as described more fully in the Compensation, Discussion and Analysis section of this Proxy Statement.

Please note that your vote is advisory and will not be binding upon the Company or the Board of Directors. However, the Board of Directors and Compensation Committee value the opinions that our shareholders express in their votes and in any additional dialogue. Consequently, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation decisions for our executive officers.

Your Board of Directors recommends a vote “FOR” approval, on an advisory basis, of executive compensation of the named executive officers as disclosed in this proxy statement.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors (the "Board") consists of nine directors and is divided equally into three classes, with staggered three-year terms. The Board has separate persons serving as its Chair and as the President and Chief Executive Officer ("CEO") of the Company, which, as discussed below under "The Board's Role in Risk Oversight" section, we believe is the most appropriate leadership structure at this time for the Company.

The Board met nine times during the 2015 fiscal year. All Board members attended at least 75 percent of Board and committee meetings in fiscal year 2015. Consistent with NASDAQ rules, a majority of the Company’s non-management directors met at least once each quarter without management present. All of the directors serving on the Board at the time attended the Annual Meeting of shareholders in 2015.

The present principal occupation and employment during the past five years, and the office held with the Company, if any, of each director:

Name and Age	Year In Which First Elected As Director	Business Experience	Year in Which Assumed Principal Occupation
CLASS A DIRECTORS (Currently serving until 2016 Annual Meeting)
Abney S. Boxley, III Age 57	1994	See disclosure in Proposal No. 1 above.	1988
S. Frank Smith Age 67	1990	See disclosure in Proposal No. 1 above.	2014
John B. Williamson, III Age 61	1998	See disclosure in Proposal No. 1 above.	2014
CLASS B DIRECTORS (Serving until the 2017 Annual Meeting)
Nancy Howell Agee Age 63	2005	President, CEO & Director, Carilion Clinic; President & COO Carilion Clinic 2010-2011; COO & Executive Vice President, Carilion Clinic 2007-2010; Director, Hometown Bank; and Director, Virginia Tech Carilion School of Medicine. As the CEO of the largest employer in the Company's service area and her active leadership and participation in the community, Mrs. Agee is a valuable Board member.	2011
J. Allen Layman Age 63	1991	Private Investor and Director, Bank of Fincastle. A former CEO, Mr. Layman's utility and regulatory experience makes him a valuable Board member.	2003
Raymond D. Smoot, Jr. Age 68	2005	Senior Fellow, Virginia Tech Foundation, Inc.; CEO & Secretary, Virginia Tech Foundation, Inc. 2003-2012; Chairman, Union Bankshares Corporation; and Director, Carilion Clinic. Dr. Smoot's professional experience and public company board experience make him a valuable Board member.	2012
CLASS C DIRECTORS (Serving until the 2018 Annual Meeting)
John S. D'Orazio Age 55	2014	President, CEO & Director, RGC Resources, Inc. & Roanoke Gas Company. President and CEO, Roanoke Gas Company 2012-2014; Vice President & COO, Roanoke Gas Company 2003-2012. Mr. D'Orazio provides the Board with in-depth knowledge of the Company's operation, business strategy, risks and economic climate as well as extensive utility industry experience.	2014
Maryellen F. Goodlatte Age 63	2001	Attorney and Principal, law firm of Glenn, Feldmann, Darby & Goodlatte. Mrs. Goodlatte's experiences as an attorney in the Company's service area, in addition to her leadership as chair of the Governance and Nominating Committee, make her a valuable member of the Board.	1983
George W. Logan Age 70	2002	Principal, Pine Street Partners, LLC; Faculty, University of Virginia Darden Graduate School of Business. Mr. Logan's board governance and financial expertise as well as his professional business experiences make him a valuable Board member.	1993

The Board has standing Compensation, Audit, and Governance and Nominating committees. The Board has affirmatively determined that each of the Company’s current directors are considered independent directors in respect to each committee on which he or she serves, as determined under the Company’s independence standards adopted in accordance with the applicable rules of the SEC and the NASDAQ Stock Market, Inc. In addition, the Board of Directors has determined that George W. Logan and Raymond D. Smoot, Jr. are audit committee financial experts under applicable SEC rules. The following table summarizes each committee.

Committee	Members	Responsibilities	Independence
Compensation	S. Frank Smith, Chair	Assists the Board in fulfilling its oversight responsibilities relating to the compensation of the Company's directors and executive officers.	Each Member is Independent
Nancy Howell Agee
Abney S. Boxley, III
J. Allen Layman

Audit	Raymond D. Smoot, Jr., Chair
Reviews and assesses the Company’s processes to manage financial reporting risk and to manage investment, tax, and other financial risks. It also reviews the Company’s policies for risk assessment and steps management has taken to control significant risks, except those delegated by the Board to other committees.
Each Member is Independent
Abney S. Boxley, III
George W. Logan
S. Frank Smith

Governance and	Maryellen F. Goodlatte, Chair
Responsible for the oversight of a broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending nominees for Board election, and recommending to the Board governance principles. It also provides assistance to the Board in the areas of committee member selection and rotation practices, evaluation of the overall effectiveness of the Board, and consideration of developments in corporate governance practices.
Each Member is Independent
Nominating	Nancy Howell Agee
George W. Logan
J. Allen Layman

The Board's Role in Risk Oversight

The Board and management have distinct roles in the identification, assessment, and management of risks that could affect the Company. The Board exercises its responsibility for risk directly and through its three standing committees. In each Board or committee meeting, management provides periodic reports to provide guidance on risk assessment and mitigation. Each committee charged with risk oversight reports up to the Board on those matters.
The Board believes that its current leadership structure facilitates its oversight of risk by combining independent leadership, through independent board committees and majority independent board composition, with an experienced Chairman and a CEO who have intimate knowledge of the business, history, and the complex challenges the Company faces. The Chairman and CEO both have in-depth understanding of these matters, and the CEO has direct involvement in the day-to-day management of the Company, uniquely positioning him to promptly identify and raise key business risks to the Board.
Director Nominations
The Governance and Nominating Committee establishes the process by which candidates are selected for possible inclusion in the recommended slate of director nominees. The Governance and Nominating Committee has a charter, which is available on the Company's website at www.rgcresources.com. The Governance and Nominating Committee will take into account the Company’s current needs and the qualities needed for Board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of director responsibilities; independence under SEC and NASDAQ rules; service on other boards of directors; sufficient time to devote to Board matters; and the ability to work effectively with other Board members. In the case of incumbent directors whose terms of office are set to expire, the Governance and Nominating Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation and quality of performance. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance and Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.
The Governance and Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisers, and executive search firms. The Committee will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. Any director candidates to be recommended by shareholders should described in writing to Paul Nester, Corporate Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, VA 24030. This recommendation must be sent no later than 120 days prior to the anniversary of the expected mailing date of this proxy statement, in order to be considered for inclusion in the proxy statement for the 2017 annual meeting of shareholders.

Transactions with Related Persons

The Board follows certain policies and procedures for the approval of transactions with related persons that are required to be reported under applicable SEC rules. The policy generally requires Audit Committee approval or ratification of transactions that involve more than $120,000 in which the Company is a participant and in which a Company director, nominee for director, executive officer, greater than 5% shareholder, or an immediate family member of any of the foregoing persons has a direct or indirect material interest, with various other qualifications and exclusions for reportable related party transactions set forth in applicable SEC rules, such as a transaction where the tariff gas service is at a rate approved by the Virginia State Corporation Commission or certain banking transactions. In reviewing a reportable related party transaction, the Audit Committee will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

There are no transactions with related persons to report for fiscal 2015.

Compensation of Directors

Directors' fees are set by the Compensation Committee and approved by the Board of Directors after the Committee considers the competitive market for directors and fee levels provided by comparable companies both within the utility industry and in the Company's geographic area. Mr. D’Orazio is not compensated for attendance at Board and Committee meetings and does not receive the annual retainer for service as a Board member. The 2015 schedule of fees paid to directors is as follows:

Annual Director Retainer	$17,000
Additional Annual Retainer - Board Chair	12,000
Additional Annual Retainer - Audit Committee Chair	8,000
Additional Annual Retainer - Other Committee Chair	3,000
Attendance - each Board of Directors Meeting	1,500
Attendance - each Committee Meeting	1,500
Attendance - Board or Committee Meeting by telephone	800
Committee meeting held on the same day as Board meeting	800

Restricted Stock Plan for Outside Directors. Under the Company's Amended and Restated Restricted Stock Plan for Outside Directors (the "Restricted Plan"), originally adopted effective January 27, 1997, and amended and restated effective July 1, 1999, a minimum of 40% of the annual retainer fee paid to each non-employee director of the Company on a monthly basis is paid in shares of common stock of the Company restricted under the terms of the Restricted Plan ("Restricted Stock"). The number of shares of Restricted Stock is calculated each month based on the closing sales price on the first business day of the month of Resources’ common shares on the NASDAQ Global Market. A participant can, subject to approval of the Compensation Committee, elect to receive up to 100% of the retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

The shares of Restricted Stock will vest only in the case of a participant’s death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under this Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of this Plan. The shares of Restricted Stock will be forfeited to Resources by a participant’s voluntary resignation during his term on the Board or removal for cause as a director.

Fiscal Year 2015 Director Fees

Name	Fees paid in cash	Fees paid in Restricted Stock[2]	Total
Nancy Howell Agee	$ 15,100	$ 16,667	$ 31,767
Abney S. Boxley, III	28,633	8,333	36,966
Maryellen F. Goodlatte	23,967	9,667	33,634
J. Allen Layman	25,800	6,667	32,467
George W. Logan	18,200	16,667	34,867
S. Frank Smith	29,967	9,667	39,634
Raymond D. Smoot, Jr.	33,200	9,600	42,800
John B. Williamson, III[1]	22,900	7,733	30,633
Note 1: Mr. Williamson began receiving Director fees February 1, 2015.
Note 2: Under the Restricted Plan, 40% of the annual retainer fees paid to non-employee directors must be paid in the form of Restricted Stock.
This column also includes any addition portion of fees paid to directors in the form of Restricted Stock pursuant to the election of the director.
The following table shows directors who elected to receive a higher percentage of their fees as Restricted Stock:

Name	Percent if Greater than 40%
Nancy Howell Agee	100%
Abney S. Boxley, III	50%
Maryellen F. Goodlatte	50%
George W. Logan	100%
S. Frank Smith	50%

As of September 30, 2015, our non-employee directors held the following aggregate amounts of Restricted Stock:

Name	Shares of Restricted Stock
Nancy Howell Agee	10,660
Abney S. Boxley, III	10,618
Maryellen F. Goodlatte	9,027
J. Allen Layman	22,593
George W. Logan	16,229
S. Frank Smith	12,780
Raymond D. Smoot, Jr.	12,361
John B. Williamson, III	375

Section 16 Compliance

Based on the Company's review of the copies of forms related to Section 16(a) of the Securities Exchange Act of 1934 regarding beneficial ownership reporting and representations from certain reporting persons, no other reports are required and no forms were filed lated.

EXECUTIVE OFFICERS

Name and Age	Period Position Held	Position and Experience
John S. D'Orazio, 55	February 2014 to present	President & CEO - Resources, Roanoke Gas
	October 2012 to February 2014	President & CEO - Roanoke Gas
	January 2003 to September 2012	Vice President & COO - Roanoke Gas

Paul W. Nester, 41	February 2015 to present	Vice President, Treasurer, Secretary & CFO
	May 2012 to January 2015	Vice President, Treasurer & CFO
	March 2010 to April 2012	CFO, UXB International

Carl J. Shockley, Jr., 50	October 2012 to present	Vice President, Operations - Roanoke Gas
	May 2012 to September 2012	Director, Operations - Roanoke Gas
	August 2009 to April 2012	Director, Human Resources

Robert L. Wells, II, 51	February 2005 to present	Vice President, Information Technology

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth, as of November 25, 2015, certain information regarding the beneficial ownership of the common shares of the Company by all directors, named executive officers, any holders of more than 5% of common shares and certain beneficial owners as a group. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding common shares shown as beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o RGC Resources, Inc. P.O. Box 13007 Roanoke, Virginia 24030.

Name of Beneficial Owner	Common Shares Beneficially Owned as of 11/25/15[1]	Percent of Class
Nancy Howell Agee[2]	12,737	<1%
Abney S. Boxley, III	20,812	<1%
John S. D’Orazio[3]	31,024	<1%
Maryellen F. Goodlatte	14,615	<1%
J. Allen Layman	39,914	<1%
George W. Logan	56,509	1.2%
Paul W. Nester[3]	15,239	<1%
Dale L. Parris[3]	8,000	<1%
Carl J. Shockley, Jr.[3]	10,761	<1%
S. Frank Smith	53,027	1.1%
Raymond D. Smoot, Jr.[4]	21,269	<1%
Robert L. Wells, II3	11,735	<1%
John B. Williamson, III	86,332	1.8%
Anita G. Zucker	297,692	6.3%
c/o The Inter Tech Group, 4838 Jenkins Ave.
North Charleston, SC 29405
All current directors and executive officers (as a Group - 12 Persons)	373,974	7.9%
Note 1: Includes Restricted Stock Plan shares issued to outside directors still subject to vesting.
Note 2: Includes 1,845 shares owned by spouse.
Note 3: Includes stock options shown in the Outstanding Equity Awards at Fiscal Year End section on page 14. All are exercisable and included as shares beneficially owned.
Note 4: Includes 250 shares owned by spouse.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview of our executive compensation philosophy and why we believe the program is appropriate for the Company and its shareholders. We also discuss the Compensation Committee’s methodology for determining appropriate and competitive levels of compensation for the named executive officers. Details of compensation paid to the named executive officers can be found in the tables that follow.

Compensation Philosophy and Objectives

Who are the named executive officers for fiscal year 2015?

The named executive officers for fiscal year 2015 are John S. D’Orazio, Paul W. Nester, Carl J. Shockley, Jr., and Robert L. Wells, II, as well as retired officer, Dale L. Parris.

What person or group is responsible for determining the compensation levels of named executive officers?

The Compensation Committee has a charter, pursuant to which it reviews and recommends to the Board the compensation, including base salary and annual incentive compensation, of the Company’s CEO and the other named executive officers.

The CEO is actively involved in the executive compensation process. The CEO reviews the performance of each of the named executive officers, other than his own, and, within the defined program parameters, recommends to the Compensation Committee base salary increases and incentive awards for such individuals. He provides the Compensation Committee with financial performance goals for the Company that are used to link pay with performance. The CEO also provides his review to the Compensation Committee with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve the Company’s business goals. The CEO attends the meetings of the Compensation Committee but does not participate in the Committee executive sessions.

The Compensation Committee did not utilize an outside consultant in fiscal year 2015.

What are the Company’s executive compensation principles and objectives?

The Company’s overall executive compensation philosophy is that pay should be competitive with the relevant market for executive talent, be performance-based, vary with the attainment of specific objectives, and be aligned with the interests of the Company’s shareholders. The core principles of the Company’s executive compensation program include the following:

Pay competitively. The Compensation Committee believes in positioning executive compensation at levels necessary to attract and retain exceptional leadership talent. An individual’s performance and importance to the Company can result in total compensation being higher or lower than the target market position.

Pay-for-performance. The Compensation Committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on operational and financial performance through incentive bonuses and the goal of fostering shareholder value creation through grants of stock options and payment of some bonuses in stock.

Create an ownership culture. The Compensation Committee believes that using compensation to instill an ownership culture effectively aligns the interests of executive officers and the shareholders. Half of all incentive compensation awarded to executive officers is required to be taken in the Company’s common shares until a level of common share ownership valued at 50% of annual base salary is obtained. In addition, the Committee oversees a modest stock option plan intended to encourage stock ownership.

The CEO and the Compensation Committee periodically review the executive compensation philosophy. No changes have recently been made to the compensation philosophy; however, programmatic changes have been implemented at various times to enhance the effectiveness of the various compensation elements.

How do we determine executive pay?

The Compensation Committee benchmarks base salary, annual incentive bonus, other forms of incentive compensation and the Company's financial performance to a comparison group consisting of publicly traded gas utilities and local companies. The Compensation Committee believes this is the best way to determine whether such compensation is competitive. The comparison group is selected based on six criteria:

1.	Companies that an outsider, with no knowledge of the Company’s internal deliberations on the topic, would agree offer reasonable comparisons for pay and performance purposes;

2.	Companies that may overlap in the labor market for talent;

3.	Companies with revenue and market capitalizations reasonable for comparison;

4.	Companies whose business models, characteristics, growth potential, and human capital are similar but not necessarily identical to those of the Company;

5.	Public companies based in the United States where compensation and firm financial data are available in proxy statements and Form 10-K filings; and

6.	Companies large enough to have similar executive positions to ensure statistical significance.

Based on these criteria, the comparison group consists of:

Chesapeake Utilities Corporation        Optical Cable Corporation
Corning Natural Gas Holding Corporation    Unitil Corporation
Delta Natural Gas Company, Inc.        Valley Financial Corporation
The Laclede Group, Inc.

In addition to the comparison group, the Compensation Committee utilizes market compensation data from Salary.com and Mercer, a benefits and compensation consulting firm, for each of its executive positions. This data provides benchmark information for both base pay and total compensation for energy and utility companies in the $50 million to $500 million size range. While the Compensation Committee has not established a specific target for each executive officer position, the Committee uses the comparison group and salary benchmark data to help ensure compensation is reasonably competitive in the industry and local job market. In no case does executive officer base pay exceed the 50th percentile of the benchmark data.

How do we consider the results of the most recent shareholder advisory vote on executive compensation?

Annually, we ask our shareholders for a non-binding advisory vote on our overall executive compensation. While this vote is not binding, the Board does review and consider the voting results. In 2015, 95% of votes cast were in favor of the proposal. Since a substantial majority of our shareholders voted in favor of our executive compensation philosophy and program, we determined that we did not need to consider changing our overall approach to executive compensation.

Compensation Elements

Base Salary. Base salary is fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salaries are the only non-variable element of the Company’s total compensation program. Base salaries are set to reflect each named executive officer’s responsibilities, the impact of each named executive officer’s position, and the contribution each named executive officer delivers to the Company. Salaries are determined after analyzing competitive levels in the market, using the Company’s comparison group and the Salary.com and Mercer compensation data for executives with comparable responsibilities and job scope. The Compensation Committee also considers internal equities among employees within the Company. Salary increases, if any, are based on individual performance, Company performance and market conditions. To gauge market conditions, the Compensation Committee evaluated the comparison group and market data and established recommended salary levels based on the named executive’s experience, tenure, performance and potential. Based in part on the executive compensation benchmarking and the target levels for base salary set forth above, the Board, acting on the recommendation of Compensation Committee set the named executive officers’ base salaries for 2015.

Annual Bonus Incentive Plan Compensation. The annual cash bonus plan rewards named executive officers for delivering outstanding results. This plan provides for a cash bonus based on the achievement of annual corporate goals and objectives. A performance-based incentive plan motivates management to achieve the stated goals and objectives set for the Company. The specific targeted objectives for 2015 were variable for each named executive based on their primary area of responsibility.

Key Employee Stock Option Plan of RGC Resources, Inc. The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers and other key employees with long-term incentives and future rewards tied to the price of Resources’ common shares over time.

This Plan requires each option’s exercise price per share to equal the fair value of the Company’s common shares as of the date of the grant. Under the terms of this Plan, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. There were 17,000 shares granted in 2015 to the named officers based on the Compensation Committee’s assessment of the appropriate allocation of options among the officer group.

RGC Resources, Inc. Stock Bonus Plan. The Stock Bonus Plan contains a policy that executive officers are encouraged to own a position in the Company’s common shares equal to at least 50% of the value of their annual salary. To promote this policy, the Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, use no less than 50% of the amount of any performance incentive bonus to acquire common shares from the Company under the plan.

Summary Compensation Table

Name	Year	Salary	Options Award[1]	Bonus	Change in Pension Value[2]	All Other Compensation	Total
John S. D'Orazio	2015	$ 325,353	$ 24,600	$ 76,900	$ 106,405	$ 36,418	$ 569,676
President & CEO	2014	272,557	22,150	38,000	140,043	41,087	513,837
	2013	223,248	28,280	26,500	10,662	35,215	323,905

Paul W. Nester	2015	184,867	19,680	30,000	17,370	28,862	280,779
VP, Treasurer,	2014	166,229	17,720	23,000	19,390	26,403	252,742
Secretary & CFO	2013	146,350	20,200	6,500	9,984	18,843	201,877

Robert L. Wells, II	2015	161,957	12,300	27,000	77,973	33,766	312,996
VP,	2014	149,320	11,075	22,000	88,103	31,337	301,835
Information Technology	2013	138,548	12,120	20,000	(15,149)	28,154	183,673

Carl J. Shockley, Jr.[3]	2015	148,743	14,760	27,800	74,310	29,887	295,500
VP - Operations,	2014	—	—	—	—	—	—
Roanoke Gas Co.	2013	—	—	—	—	—	—

Dale L. Parris	2015	109,751	12,300	25,200	67,570	65,736	280,557
Vice President,	2014	155,816	11,075	19,000	99,895	19,942	305,728
Retired	2013	148,344	12,120	19,400	10,627	23,829	214,320

Note 1: The 2015 Options Award values are based on 5,000 shares for Mr. D’Orazio, 4,000 shares for Mr. Nester, 3,000 shares for Mr. Shockley and 2,500 shares for Mr. Wells and Ms. Parris. The 2014 Options Award values are based on 5,000 shares for Mr. D’Orazio, 4,000 shares for Mr. Nester and 2,500 shares for Mr. Wells and Ms. Parris. The 2013 Options Award values are based on 7,000 shares for Mr. D’Orazio, 5,000 shares for Mr. Nester, and 3,000 shares for Mr. Wells and Ms. Parris.
Note 2: The Change in Pension Value is an actuarial calculation and was not realized as compensation.
Note 3: Mr. Shockley became a named executive officer in 2015.

Bonus Table

Name	Target	Maximum	Paid[1]
John S. D’Orazio	$ 74,000	$ 174,000	$ 76,900
Paul W. Nester	32,500	55,000	30,000
Robert L. Wells, II	25,500	46,000	27,000
Carl J. Shockley	28,500	49,000	27,800
Dale L. Parris	25,500	46,000	25,200
Note 1: The Board approved the above bonus in 2015 for fiscal year
2014 performance.

Other Compensation Table

Name	Year	401(K) matching contribution	Insurance Premiums	Medical Benefits	Post Retirement Medical & Life Insurance Benefits	Other	Total
John S. D'Orazio	2015	$ 13,541	$ 1,299	$ 16,584	$ 690	$ 4,304	$36,418
President & CEO	2014	15,528	1,285	16,638	7,636	—	41,087
	2013	12,350	1,391	14,854	6,620	—	35,215

Paul W. Nester	2015	10,743	1,393	16,726	—	—	28,862
VP, Treasurer	2014	8,312	1,303	16,788	—	—	26,403
Secretary & CFO	2013	7,318	1,351	10,174	—	—	18,843

Robert L. Wells, II	2015	9,514	1,098	16,546	5,288	1,320	33,766
Vice President,	2014	8,566	1,045	16,878	4,848	—	31,337
Information Technology	2013	7,927	1,094	15,034	4,099	—	28,154

Carl J. Shockley, Jr.	2015	7,437	1,034	16,726	4,690	—	29,887
VP - Operations	2014	—	—	—	—	—	—
	2013	—	—	—	—	—	—

Dale L. Parris[1]	2015	5,429	647	10,161	—	49,499	65,736
Vice President,	2014	7,791	1,075	11,076	—	—	19,942
Retired	2013	7,417	1,144	15,094	174	—	23,829
Note 1: Other is composed of payments arising from a post employment agreement.

Remainder of page intentionally left blank

Outstanding Equity Awards at Fiscal Year End

The outstanding equity awards for the named executives at the end of the fiscal year had an intrinsic value of $43,086. The following table shows all outstanding unexercised stock options held by our named executive officers as of September 30, 2015. All stock options are vested and exercisable.

Name	Number of Unexercised Options	Option Exercise Price	Option Expiration Date
John S. D‘Orazio	5,000	$ 21.60	Dec 4, 2024
	5,000	18.95	Dec 6, 2023
	5,400	19.01	Apr 1, 2023

Paul W. Nester	4,000	21.60	Dec 4, 2024
	4,000	18.95	Dec 6, 2023
	5,000	19.01	Apr 1, 2023

Robert L. Wells, II	2,500	21.60	Dec 4, 2024
	1,500	18.95	Dec 6, 2023
	3,000	19.01	Apr 1, 2023

Carl J. Shockley, Jr.	3,000	21.60	Dec 4, 2024
	3,000	18.95	Dec 6, 2023
	3,000	19.01	Apr 1, 2023

Dale L. Parris	2,500	21.60	Dec 4, 2024
	2,500	18.95	Dec 6, 2023
	3,000	19.01	Apr 1, 2023

Option Exercises

Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise
John S. D‘Orazio	1,600	$ 4,304
Robert L. Wells, II	1,000	1,320

Pension Benefits

The following table shows the accumulated benefits related to the RGC Resources, Inc. Employee Pension Plan (the "Plan") for the named executive officers as of September 30, 2015:

Name	Years of Credited Service[1]	Present Value of Accumulated Benefit[2]	Payment During Last Fiscal Year
John S. D’Orazio	23	$ 755,217	$—
Paul W. Nester	4	46,744	—
Robert L. Wells, II	30	549,329	—
Carl J. Shockley, Jr.	30	386,398	—
Dale L. Parris	17	503,304	2,430
Note 1: The Years of Credited Service represent the years that each named executive officer has been a participant in the Plan as of September 30, 2015, up to a maximum of 30 years.
Note 2: The Present Value of the Accumulated Benefit presented in the table above is based on a 4.22% discount rate; 4% annual compensation increase; and retirement at 65 years of age.

The cost of benefits under the Plan, which are borne by Resources, are computed actuarially and defrayed by earnings from the Plan's investments and/or Resources’ annual contributions. The Plan generally provides for the monthly payment, at normal retirement age 65, of the greater of (a) the participant's accrued benefit as of December 31, 1988 under the formula then in effect or (b) the sum of one‑twelfth of (1) plus (2) minus (3) as follows:

(1)	1.2% of the participant's average compensation for the highest consecutive sixty months of service multiplied by years of credited service up to thirty years,

(2)
0.65% of the participant's average compensation for the highest consecutive sixty months of service in excess of covered compensation (generally defined as the average of Social Security wage bases over a participant's assumed working lifetime) multiplied by years of credited service up to thirty years, and

(3)	the participant's balance, if any, from the Company's former profit sharing plan.

Early retirement with reduced monthly benefits is available at age 55 after ten years of service. Provisions also are made for vesting of benefits after five years of service and for disability and death benefits. All employees who have completed one year of service to the Company and are credited with at least 1,000 hours of service in a Plan year are eligible to participate in the Plan. At age 65, for Plan purposes, Mr. D’Orazio, Mr. Shockley, and Mr. Wells will have the maximum 30 credited years of service while Mr. Nester will have 27.

The compensation covered by the Plan includes the total of all amounts paid to a participant by the Company for personal services reported on the participant's federal income tax withholding statement (Form W-2), up to certain statutory limits. For plan years beginning January 1, 2016 and 2015 these earnings are limited to $265,000.

Severance or Change-in-Control Agreements

The Company has a change-in-control agreement, dated April 1, 2011 and containing a five-year term, with John S. D'Orazio. The agreement entitles him to certain benefits in the event his employment is terminated without cause and within a specific period of time following a change in control of the Company. For purposes of this agreement, a change in control occurs when (i) any person or entity becomes the beneficial owner of at least 50% of the combined voting power of the Company’s voting securities; (ii) any person or entity becomes the beneficial owner of at least 50% of the voting securities of the surviving entity following a merger, recapitalization, reorganization, consolidation or sale of assets by the Company; or (iii) the Company is liquidated or sells substantially all of its assets. In the event that his employment with the Company is terminated within two years of the date of a change in control, unless the termination is (a) because of his death or disability, (b) for cause (as defined in the agreement) or (c) by him other than for good reason (as defined in the agreement), then he will receive a severance payment (the “Severance Payment”) equal to 1.5 times his annualized includable compensation for the base period, within the meaning of Section 280G(d) of the Internal Revenue Code of 1986. The Severance Payment will be reduced to the extent necessary to avoid certain federal excise taxes. Also in such event, the Company will continue his life insurance, medical, health and accident and disability plans, programs or arrangements until the earlier of two years after the date of the change in control, his death, or his full-time employment. The agreement does not require him to seek employment to mitigate any payments or benefits provided thereunder. Effective May 1, 2015, the Company also entered into identical Change in Control Agreements with Carl J. Shockley Jr., Paul W. Nester and Robert L. Wells, II, except that their agreements have three-year terms.

The Compensation Committee reviews all of the components of each executive’s compensation and awards a level of each component based on what they believe is reasonable when all elements of the compensation are considered. The Company currently does not structure compensation so as to be fully deductible under Section 162(m) of the Internal Revenue Code, but the Committee does not anticipate the Company paying compensation at a level where any amounts would not be fully deductible under such Section 162(m).

Estimated Benefits upon a Change in Control

Name	Severance Payment	Benefit Plans[1]
John S. D’Orazio	$ 389,438	$ 42,343
Paul W. Nester	219,338	34,968
Robert L. Wells, II	239,000	34,378
Carl J. Shockley, Jr.	188,282	34,250
Note 1: Benefit Plans includes amounts for life insurance, medical, health and accident and disability plans, calculated based on 2015 amounts.

COMMITTEE REPORTS
Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the section entitled "Compensation, Discussion and Analysis" in this Proxy Statement. The Compensation Committee recommended to the Board of Directors that said section be included in this Proxy Statement.

The Compensation Committee met one time during fiscal year 2015 and the meeting was attended by all members.
Submitted by the Compensation Committee:

S. Frank Smith (Chair), Nancy Howell Agee, Abney S. Boxley, III and J. Allen Layman

Report of the Audit Committee

Consistent with the terms of its charter, the Audit Committee met four times in fiscal 2015 with the Company's management and Brown Edwards to review significant financial and accounting matters, internal controls and Brown Edwards' audit results.

Management is responsible for the Company’s internal controls and the accounting and financial reporting functions. Brown Edwards is responsible for performing an audit and expressing an opinion in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") on both the Company’s consolidated financial statements and the effectiveness of the Company's internal controls over financial reporting. In this context, the Audit Committee met with management and Brown Edwards to review and discuss the September 30, 2015 consolidated financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of the disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under standards established by the SEC and the PCAOB.

The Audit Committee discussed with Brown Edwards their firm’s independence from the Company and its management and received written representation from Brown Edwards, in accordance with PCAOB requirements, regarding Brown Edwards' independence. The Audit Committee has also reviewed the non-audit services provided by Brown Edwards and determined that such services did not impact independence.

     The Audit Committee considers annually and approves the provision of audit services, including audit review and attest services and pre-approves the nature, extent, and cost of all non-audit services provided by the independent auditor. The following table sets forth the aggregate fees billed or expected to be billed by Brown Edwards for the years ended September 30, 2015 and 2014:

	2015	2014
Audit Fees	$148,600	$152,302
All Other Fees	99,813	90,326

Total Fees	$248,413	$242,628

Audit Fees include services performed by Brown Edwards related to the audit of the financial statements and internal controls over financial reporting and quarterly reviews for the years ended September 30, 2015 and 2014. All Other Fees includes services rendered in conjunction with the testing of internal controls, audits of the Company’s employee benefit plans and other general purposes. All services provided by Brown Edwards in 2015 and 2014 were pre-approved by the Audit Committee.

Based on the Audit Committee’s review of Brown Edwards' report to the Audit Committee and discussions with management and Brown Edwards, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the SEC.

Submitted by the Audit Committee:

Raymond D. Smoot, Jr. (Chair), Abney S. Boxley, III, George W. Logan, and S. Frank Smith

Report of the Governance and Nominating Committee

Consistent with the terms of its charter, the Governance Committee met once during 2015 with all members in attendance.

The Governance Committee made the recommendation that Abney S. Boxley III, S. Frank Smith, and John B. Williamson, III be nominated for re-election to the Board of Directors and to serve a three-year term beginning with the 2016 Annual Meeting and continuing until 2019. The Board approved this recommendation.

Submitted by the Governance and Nominating Committee:

Maryellen F. Goodlatte (Chair), Nancy Howell Agee, J. Allen Layman, and George W. Logan

SHAREHOLDERS PROPOSALS

For a shareholder proposal or the nomination of a person for election as a director to be considered for inclusion in the proxy statement for the 2017 annual meeting of shareholders, the proposal must be submitted in writing and received by Paul Nester, Corporate Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, VA 24030 no later than 120 days prior to the anniversary of the expected mailing date of this proxy statement. You are also advised to review our bylaws, which contain additional requirements regarding business to be transacted at meetings of shareholders. A copy of the bylaws may be obtained without charge upon written request to the Corporate Secretary.

Notice of proposals that are not to be included in the proxy but brought before an annual meeting of shareholders must be delivered to the Corporate Secretary of the Company no less than 60 days and no more than 90 days prior to the annual meeting. Such notices under the bylaws must include (a) a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting; and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the Company’s books, of such shareholder, (ii) the number of shares of the Company that are owned of record and beneficially by such shareholder, and (iii) any material interest of such shareholder in such business other than the shareholder's interest as a shareholder of the Company.

EXPENSES OF SOLICITATION

Directors, officers and employees may solicit proxies in person or by telephone, e-mail or other online methods. We will pay all of the expenses of this solicitation of proxies, including reimbursing brokers, dealers, banks and other persons holding our common stock in their names, or in the names of nominees, for their expenses in providing proxy materials to the beneficial owners.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

To reduce costs and reduce the environmental impact of our Annual Meeting, a single proxy statement and annual report, along with separate individual proxy cards will be delivered in one envelope to certain shareholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received.

We will promptly deliver separate copies of the proxy statement and annual report if a request is sent to Paul Nester, Corporate Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, Virginia 24030, including your name and, if applicable, the name of your brokerage firm and account number.

FURTHER INFORMATION

Resources' 2015 Annual Report, including our Form 10-K and financial statements for the year ended September 30, 2015, is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of Paul W. Nester, Corporate Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, Virginia 24030.

The Annual Report, including our Form 10-K and financial statements, this proxy statement, proxy card, and the charters of the Audit Committee, Compensation Committee, and the Governance and Nominating Committee are on the Company’s website at www.rgcresources.com.

By Order of the Board of Directors
PAUL W. NESTER
Vice-President, Treasurer, Secretary
and Chief Financial Officer

December 16, 2015

RGC Resources

**_RGC RESOURCES, INC._**
**_ATTN: INVESTOR RELATIONS_**
**_P.O. BOX 13007_**
**_ROANOKE, VA 24030-3007_**

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97982-P70236

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

RGC RESOURCES, INC.

**The Board of Directors recommends you vote "FOR" all nominees below:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________

**Nominees:**

01) Abney S. Boxley, III
02) S. Frank Smith
03) John B. Williamson, III

**The Board of Directors recommends you vote "FOR" the following proposals:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. To ratify the selection of Brown Edwards & Company L.L.P. as the independent registered public accounting firm. | ☐ | ☐ | ☐ |
| 3. A non-binding shareholder advisory vote on executive compensation. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Meeting Information**

| | |
|---|---|
| **Meeting Type:** | Annual Meeting<br>For holders as of November 25, 2015 |
| **Date:** | Monday, February 1, 2016 |
| **Time:** | Meeting @ 9:00 a.m.<br>**Breakfast provided at 8:15 a.m.* |
| **Location:** | The Hotel Roanoke and Conference Center<br>110 Shenandoah Avenue<br>Roanoke, VA 24016 |

RSVP Attendance to Sherry Shaw at (540) 777-3972 or by e-mail at Sherry_shaw@roanokegas.com

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice, Proxy Statement and 10-K are available at www.rgcresources.com.

M97983-P70236

**PROXY**
**RGC RESOURCES, INC.**
**519 Kimball Avenue, N.E. Roanoke, Virginia 24016**
**This Proxy is solicited on behalf of the Board of Directors**

The undersigned hereby appoints Frank T. Ellett and Roger L. Baumgardner, or either of them, with full power of substitution, to vote all common stock of RGC Resources, Inc. held of record by the undersigned as of November 25, 2015 at the Annual Meeting of Shareholders of RGC Resources, Inc., to be held on February 1, 2016, and at any adjournment thereof.

The shares represented by this Proxy will be voted as specified. If no choice is specified, the Proxy will be voted FOR all proposals. The undersigned hereby acknowledges receipt of the Proxy Statement dated December 16, 2015.

**Continued and to be signed on reverse side**